Exhibit 99.1

ALLEGIANCE BANCSHARES, INC.
AMENDED AND RESTATED
EMPLOYEE STOCK PURCHASE PLAN

1.                  Purpose. The purpose of this Employee Stock Purchase Plan is to encourage and enable eligible employees of Allegiance Bancshares, Inc. and its designated Subsidiaries to acquire proprietary interests in the Company (as defined below) through the ownership of Stock (as defined below) in order to establish a closer identification of their interests with those of the Company by providing them with another and more direct means of participating in its growth and earnings which, in turn, will provide motivation for participating employees to remain in the employ of and to give greater effort on behalf of their Employers (as defined below). It is the intention of the Company that the Plan qualify as an "employee stock purchase plan" under Section 423 of the Code (as defined below). The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that Section of the Code.

2.                  Definitions. Unless the context clearly requires a different meaning, the following words or terms, when used herein, shall have the following respective meanings:

(a)	"Account" means the brokerage account maintained for each Participant under the Plan by the Plan Administrator.

(b)	"Board" means the Board of Directors of the Company.

(c)	"Code" means the Internal Revenue Code of 1986, as amended.

(d)	"Committee" means the Compensation Committee of the Board.

(e)	"Company" means Allegiance Bancshares, Inc. and its successors.

(f)	"Date of Purchase" means the last day of each Purchase Period, on which date Stock for such Purchase Period shall be purchased.

(g)	"Eligible Employee" means any Employee except for the following:

(1)               an Employee who would, immediately upon enrollment or re- enrollment in the Plan, own directly or indirectly five percent or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary.

(2)               an Employee whose customary employment is twenty (20) hours or less per week; and

(3)               an Employee whose customary employment is for not more than five (5)  months in any calendar year;

For purposes of the determination in clause (1) above, (i) the Employee shall be deemed to own stock attributed to him or her under the attribution rules of Section 424(d) of the Code; and (ii) the Employee shall be considered to own any stock that the Employee could purchase through the exercise of any option or right to acquire stock held by the Employee (including a right to acquire stock under this Plan).

(h)                "Employee" means an individual regularly employed by an Employer. "Employee" shall not include a non-employee director of the Company. Whether an individual qualifies as an Employee shall be determined by the Committee, in its sole discretion. The Committee shall be guided by the provisions of Treasury Regulation Section 1.421-l(h) and Section 3401(c) of the Code and the Treasury Regulations thereunder, with the intent that the Plan cover all "employees" within the meaning of those provisions other than those who are not eligible to participate in the Plan.

(i)                  "Employer" means the Company and its Subsidiaries that are designated from time to time by the Board as covered by the Plan, as the employer of an Employee. As used in this Plan, the term "Employer" means collectively the Company and all such designated Subsidiaries, unless the context requires a different meaning. The Board may designate the Employers from time to time from among a group consisting of the Company and its Subsidiaries, including corporations that become Subsidiaries after the adoption and approval of the Plan.

(j)                  "Enrollment Deadline" means, for each Purchase Period, the last day of the month immediately preceding the first day of such Purchase Period, unless the Committee establishes a different Enrollment Deadline for a particular Purchase Period. Notwithstanding the foregoing, for the first Purchase Period under the Plan, the Enrollment Deadline shall be January 5, 2012.

(k)                "Enrollment Form" means a statement signed by an Eligible Employee on a form provided by the Plan Administrator, or an election made through applicable electronic procedures, indicating the Eligible Employee elects to become a Participant and authorizing a payroll deduction for the purchase of Stock pursuant to the Plan.

(1)                  "Fair Market Value" of Stock on a particular date means the closing sales price of Stock on the exchange on which such stock is traded on that date, or if no prices are reported on that date, on the last preceding date on which such prices of Stock are so reported. If Stock is not traded on such exchange at the time a determination of its Fair Market Value is required to be made hereunder, its Fair Market Value shall be deemed to be equal to the average between the closing bid and ask prices of Stock on the most recent date Stock was publicly traded. In the event Stock is not publicly traded at the time a determination of its Fair Market Value is required to be made hereunder, the determination of its Fair Market Value shall be made by the Committee in such manner as it deems appropriate.

(m)             "Participant" means an Eligible Employee who enrolls in the Plan in accordance with the provisions of Section 8 herein and who is currently making payroll deductions for the purchase of Stock. "Active Participant" shall also include an individual on a long-term leave of absence who has made arrangements to continue payment of contributions as described in Section 11..

(n)                "Plan" means this Allegiance Bancshares, Inc. Employee Stock Purchase Plan, as it may be amended from time to time.

(o)               "Plan Administrator" means the Plan Administrator appointed by the Board to administer this Plan. The Plan Administrator shall initially be Computershare.

(p)                "Plan Supervisor" means the person(s) designated pursuant to Section 4 herein to assist Employees and/or Participants in Plan matters.

(q)                "Purchase Period" means the period set forth in Section 5.

(r)                 "Purchase Price" means the price at which Stock shall be purchased, as set forth in Section l 0.

(s)                 "Stock" means the common stock of the Company, $ 1.00 par value.

(t)                 "Subsidiary" means any "subsidiary corporation" of the Company, a defined in Code Section 424([).

3.                  Number of Shares of Stock Under the Plan. Subject to adjustment in accordance with Section 16, a total of 100,000 shares of Stock may be sold to Eligible Employees under this Plan. The Stock subject to this Plan shall consist of authorized but unissued Stock or previously issued Stock reacquired and held by the Company, and such number of shares of Stock shall be and is hereby reserved for sale for such purpose.

4.                  Administration of the Plan. This Plan shall be administered by the Plan Administrator. The Plan Administrator is vested with full authority to administer the Plan with respect to Participants' Accounts. The Committee is vested with full authority to administer payroll deductions under the Plan, to interpret the Plan, to make, interpret, amend and rescind such equitable rules and regulations regarding this Plan as it may deem advisable, and to make all other determinations deemed necessary or advisable for the operation of this Plan.

To aid in fulfilling its responsibilities, the Committee may appoint one or more Plan Supervisors and the Committee may allocate to each person so appointed certain limited responsibilities to carry out the directives of the Committee in all phases of the operation of the Plan. Specifically, the Committee may delegate to such agent or agents any of its authority under the Plan except its authority to construe and interpret the provisions of the Plan.

All actions taken by the Plan Administrator, and all actions taken, and all interpretations and determinations made by the Committee and the Plan Supervisor (including determinations of fair market value) shall be final and binding upon Employees, Participants, the Company and all other interested persons. Neither the Plan Administrator nor any member of the Committee nor the Plan Supervisor shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, and all members of the Committee and the Plan Supervisor shall be fully protected by the Company with respect to any such action, determination or interpretation.

The Committee may act by a majority vote at a regular or special meeting of the Committee or by decision reduced to writing and signed by a majority of the Committee without holding a formal meeting. Vacancies in the membership of the Committee arising from death, resignation or other inability to serve shall be filled by appointment by the Board.

The Company will pay all expenses incident to establishing and administering the Plan and purchasing or issuing Stock, provided that Participants will pay all costs associated with the issuance of certificates for Stock and all costs incurred in selling, disposing of, or transferring Stock acquired under the Plan, including transfers to a brokerage account or a direct registration system.

5.                  Purchase Period. The Plan will be implemented by Purchase Periods, the commencement and duration of which shall be determined by the Board, provided that no Purchase Period may exceed 27 months. The first Purchase Period shall begin on January 1, 2012 and shall end on December 31, 2013. More than one Purchase Period may be in effect at any one time. Except for the limitation in Section 6, participation in any Purchase Period under the Plan shall neither limit nor require participation in any other Purchase Period. The Board may, at any time and for any reason, terminate a Purchase Period, in which case all accumulated payroll deductions during such Purchase Period shall, in the Board's discretion, be refunded to the Participants or used to purchase shares of Stock with the date of termination as the Date of Purchase.

6.                  Number of Shares of Stock Which May Be Purchased. Each Participant shall be allowed to purchase as many shares of Stock as the amount of his accrued payroll deductions at the end of each Purchase Period can purchase, not to exceed the number of shares of Stock determined by dividing the total sum of his authorized payroll deductions for the Purchase Period by the Purchase Price per share of Stock (as set forth in Section 10). Notwithstanding the foregoing, the minimum number of shares of Stock that may be purchased by an Employee during a Purchase Period is 100, and the maximum number of shares of Stock that may be purchased by an Employee during a Purchase Period is 1,000. Further, no Employee shall be granted an option to purchase Stock under this Plan which permits his rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries to accrue at arate which exceeds in any one calendar year

$25,000 of the fair market value of the stock determined as of the date the right to purchase is granted.

In the event the total number of shares of Stock to be purchased pursuant to all Enrollment Forms with respect to a Purchase Period exceeds the available shares of Stock pursuant to Section 3, the Committee reserves the right to allocate the number of shares of Stock which Participants may purchase in such manner as it deems fair and equitable, and notify each Participant of such allocation.

7.                  Grant of Option on Enrollment.

(a)                Enrollment by a Participant in the Plan will constitute the grant by the Company to the Participant of an option to purchase shares of Stock from the Company under the Plan.

(b)               Each option granted under the Plan shall have the following terms, in addition to other terms set forth herein:

(1)               Each option granted under the Plan will have a term of not longer than the length of the Purchase Period; notwithstanding the foregoing, however, whether or not all shares have been purchased thereunder, the option will expire on the earlier to occur of (A) the completion of the purchase of shares on the Date of Purchase, or

(B) the date on which the Participant's employment with the Employer terminates;

(2)               Payment for shares purchased under the option will be made only through payroll withholding in accordance with Section 8;

(3)               Purchase of shares upon exercise of the option will be effected only on the Date of Purchase in accordance with Section 9;

(4)               The Purchase Price per share under the option will be determined as provided in Section 1O;

(5)               Subject to the limits set forth in Section 6, the number of shares available for purchase under an option will be determined by dividing (i) such Participant's payroll deductions accumulated during the Purchase Period as of the Date of Purchase by (ii) the applicable Purchase Price determined in accordance with Section 10;

(6)             The option will in all respects be subject to the terms and conditions of the Plan, as interpreted by the Committee, in its sole discretion, from time to time.

8.                  Participation in the Plan; Payroll Deductions.

(a)               An Eligible Employee may enroll in the Plan and become a Participant for a Purchase Period by completing an Enrollment Form and filing it with the Plan Administrator no later than the Enrollment Deadline for such Purchase Period. An Eligible Employee must affirmatively enroll for each Purchase Period under the Plan. An individual who first becomes an Eligible Employee (including a newly hired or re-hired Employee) after the Enrollment Deadline for a Purchase Period may not enroll in the Plan for such Purchase Period. No Enrollment Form shall be honored for a Purchase Period with respect to any individual who is not an Eligible Employee as of the Enrollment Deadline for such Purchase Period. An Eligible Employee who timely files an Enrollment Form for a Purchase Period will become a Participant and payroll deductions shall commence with the first payroll period in the Purchase Period. Once an Eligible Employee has enrolled in the Plan for a Purchase Period, he will remain a Participant for such Purchase Period until (i) he discontinues his payroll deductions as provided below, or (ii) he ceases to be an Eligible Employee. A Participant who has discontinued his payroll deductions for a Purchase Period may not re-enroll in the Plan for such Purchase Period. A Participant who ceases to be an Eligible Employee during a Purchase Period and again becomes an Eligible Employee during the same Purchase Period may not re-enroll in the Plan for such Purchase Period.

(b)               Payroll deductions for an Active Participant shall be made through the end of each Purchase Period unless sooner discontinued or terminated as provided in Sections 5, 8(e), 11 or 27 herein. Payroll deductions shall be specified in after-tax dollar amounts. Such deductions shall be taken in conformity with the Employer's payroll deduction schedule. Except as provided in Section 11, there shall be no rights of prepayment or payment of funds to be used for the purchase of Stock pursuant to the Plan through means other than payroll deductions.

(c)               Payroll deductions for each Participant shall be made by the Employer and provided to the Plan Administrator as provided herein.

(d)               A Participant may, at any time during a Purchase Period, increase or decrease the amount of his payroll deductions under his Enrollment Form (within the limitations set forth in paragraph (b) above), by completing and filing a new Enrollment Form with the Plan Administrator. If a Participant decreases his payroll deductions to zero, he or she will be deemed to have discontinued payroll deductions and will be subject to paragraph (e) below. An increase or decrease in payroll deductions shall be prospective only and effective as soon as practicable. Payroll deductions elected by a Participant for a Purchase Period shall remain in effect until the end of the Purchase Period or until such Participant changes or discontinues the payroll deductions or ceases to be an Eligible Employee.

(e)               A Participant may discontinue his payroll deduction at any time during a Purchase Period by filing the prescribed form with the Plan Administrator. Such change shall be prospective only and effective as soon as practicable. Once discontinued, the Participant may not resume payroll deductions for the same Purchase Period. All amounts deducted to the date of discontinuance will be refunded to the Participant. If, prior to the last day of a Purchase Period, a Participant ceases to be an Eligible Employee but does not terminate employment with the Company or a Subsidiary, the Participant shall be treated as if he has discontinued his payroll deductions in accordance with this paragraph, and such Participant may not re-enroll in the Plan until he has again become an Eligible Employee.

(f)               If an Eligible Employee makes a hardship withdrawal from any plan with a cash or deferred arrangement qualified under Section 401(k) of the Code which is sponsored, or participated in, by the Company or a Subsidiary, such Eligible Employee shall be automatically prohibited from making or electing to make payroll deductions under the Plan for a six (6) month period. All amounts deducted prior to such date will be applied to the purchase of Stock at the end of the Purchase Period in which the hardship withdrawal occurs. After the expiration of such six (6) month period, the Eligible Employee may re-enroll in the Plan by filing a new Enrollment Form.

9.                  Purchase of Stock. Except as provided in Section 5, 8(e), 11 or 27, on the Date of Purchase, accrued payroll deductions made for each Participant for a Purchase Period will be applied to the purchase of Stock, at the Purchase Price determined under Section 10. Any amounts representing a fractional share that are withheld but not applied toward the purchase of Stock during a Purchase Period shall be refunded to the Participant. In no event shall any right to purchase Stock under the Plan be exercised for more than the available number of shares of Stock, and, after the available shares of Stock have been purchased, any remaining balance of any amount previously collected from Participants shall be refunded. The Stock purchased by a Participant shall be deposited into the Participant's Account.

10.             Purchase Price. The Purchase Price per share of Stock for a Purchase Period shall be 85% of the Fair Market Value on the first day of the Purchase Period.

11.             Termination of Employment; Leave of Absence. If,prior to the last day of a Purchase Period, a Participant ceases to be employed by the Employer for any reason (including death, voluntary resignation, retirement or involuntary termination, with or without cause), his Enrollment Form shall be deemed to have been canceled, effective immediately. The Participant's payroll deductions made but not yet used for purchases will be distributed in cash to the Participant (or his estate or beneficiary, as applicable in the case of death) as soon as practicable after his termination of employment.

If,prior to the last day of a Purchase Period, a Participant ceases to be actively employed because he commences a long-term leave of absence, then any accrued payroll deductions under the Plan during the Purchase Period to the date the Participant ceases to be actively employed shall be applied to the purchase of Stock for the Purchase Period on the Date of Purchase. Subject to any applicable rules or regulations established by the Plan Administrator, the Participant shall be entitled to elect to continue to participate in the Plan until his employment terminates, provided the Participant makes the necessary arrangements with the Employer and/or the Plan Administrator to pay the requisite amounts that would, but for the leave of absence, be paid under the Plan through the Participant's payroll deductions. For purposes of this paragraph, "long-term leave of absence" means a leave of absence agreed to in writing by the Employer (i) which is for a period of not more than six (6)  months, or (ii) with respect to which reemployment upon expiration of such leave is guaranteed by contract or applicable law.

12.             Interest on Payments. No interest shall accrue or be paid on sums withheld from a Participant's pay for the purchase of Stock or with respect to any amount credited to a Participant's Account.

13.             Rights as Shareholder. No Participant shall have any rights of a shareholder with respect to any shares of Stock until the shares have been purchased in accordance with Section 9 and issued by the Company, at which time the Participant will be treated as the owner of such shares.

14.              Rights Not Transferable. A Participant's rights to purchase Stock pursuant to this Plan may not be sold, pledged, assigned or transferred in any manner, and shall be exercisable only during the Participant's lifetime and only by the Participant. Ifthis provision is violated, the right of the Participant to purchase Stock shall terminate and the only right remaining to such Participant under the Plan will be to have paid over to the person entitled thereto the amount of accrued payroll deductions then credited to such Participant.

15.              Purchase Period Limitation. In no event shall a Participant be permitted to complete payment for Stock after the expiration of the Purchase Period with respect to which such Stock is purchased.

16.              Changes in Capitalization.

(a)                The existence of the Plan and the rights to purchase Stock hereunder shall not affect in any way the right or power of the Board or the Company's shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding,

(b)               In the event of any merger, reorganization, consolidation, sale of substantially all assets, recapitalization, stock dividend, stock split, spin-off, split-up, split-off, distribution of assets or other change in corporate structure affecting the Stock such that an adjustment is determined by the Committee in its discretion to be appropriate, after considering any accounting impact to the Company, in order to prevent dilution or enlargement of benefits under the Plan, then the Committee shall, in such a manner as it may in its discretion deem equitable, adjust any or all of (i) the aggregate number and kind of shares of Stock reserved for issuance under the Plan, and (ii) the number and kind of shares which may be purchased by any individual in any calendar year. In the event of any merger, reorganization, consolidation, sale of substantially all assets, recapitalization, stock dividend, stock split, spin-off, split-up, split-off, distribution of assets or other change in corporate structure affecting the Stock subject to this Plan, the number and kind of shares of Stock or other securities which are subject to this Plan or subject to any outstanding offering hereunder, the number of shares of Stock to be purchased, and the Purchase Price, shall be appropriately and equitably adjusted by the Committee so as to maintain the proportionate number of shares of Stock or other securities without changing the aggregate Purchase Price.

(c)                Except as hereinbefore expressly provided, the issuance by the Company of Stock of any class or securities convertible into Stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of Stock or obligations of the Company convertible into Stock or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock to be purchased for a Purchase Period or the Purchase Price per share of Stock.

17.              Change in Control.

(a)                In the event of a Change in Control, the Committee shall provide for the assumption or substitution of each option to purchase Stock under the Plan by the successor or surviving corporation, or a parent or subsidiary thereof, unless the Committee decides to take such other action as it deems appropriate, including, without limitation, providing for the termination of the Plan in accordance with Section 27, or a termination of the Plan and providing for a Date of Purchase to occur on the date determined by the Committee.

(b)                A "Change in Control" shall be deemed to occur on:

(1)               the date that any person, corporation, partnership, syndicate, trust, estate or other group acting with a view to the acquisition, holding or disposition of securities of the Company, becomes, directly or. indirectly, the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, of securities of the Company representing 35% or more of the voting power of all securities of the Company having the right under ordinary circumstances to vote at an election of the Board ("Voting Securities"), other than by reason of (x) the acquisition of securities of the Company by the Company or any of its Subsidiaries or any employee benefit plan of the Company or any of its Subsidiaries, or (y) the acquisition of securities of the Company directly from the Company;

(2)               the consummation of a merger or consolidation of the Company with another corporation unless:

(A)              the shareholders of the Company, immediately prior to the merger or consolidation, beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to 50% or more of the voting power of all securities of the corporation surviving the merger or consolidation having the right under ordinary circumstances to vote at an election of directors in substantially the same proportions as their ownership, immediately prior to such merger or consolidation, of Voting Securities of the Company;

(B)              no person, corporation, partnership, syndicate, trust, estate or other group beneficially owns, directly or indirectly, 35% or more of the voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation except to the extent that such ownership existed prior to such merger or consolidation; and

(C)              the members of the Company's Board, immediately prior to the merger or consolidation, constitute, immediately after the merger or consolidation, a majority of the board of directors of the corporation issuing cash or securities in the merger;

(3)               the date on which a majority of the members of the Board consist of persons other than Current Directors (which term shall mean any member of the Board on the date hereof and any member whose nomination or election has been approved by a majority of Current Directors then on the Board);

(4)               the consummation of a sale or other disposition of all or substantially all of the assets of the Company; or

(5)               the date of approval of the shareholders of the Company of a plan of complete liquidation of the Company.

18.               Application of Funds.

(a)                The Company will maintain payroll deduction records for each Eligible Employee who elects pursuant to the provisions of Section 8 herein to participate in a Purchase Period under the Plan on which all payroll deductions attributable to that Participant with respect to the Purchase Period will be accounted for.

(b)               Amounts thus accounted for will be under the control of the Company, need not be set apart from other funds of the Company, and, so long as funds in the applicable amount are provided to the Plan Administrator for the Purchase Period, may be used for any corporate purpose. Amounts credited for employees of Subsidiaries will be remitted to the Company from time to time by such Subsidiaries.

(c)                In the event that any law or regulation, in the opinion of counsel for the Company, may prohibit the handling or use of all or any part of the funds in the manner contemplated by the Plan, the Company may deal with such funds in any lawful manner it may deem advisable, including the deposit of any such funds in a bank account(s) opened for Participants.

19.                Governmental Approvals or Consents; Amendments or Termination. This Plan and any purchases by Participants under it are subject to any governmental approvals or consents that may be or become applicable in connection therewith. The Board may make such changes in the Plan and its administration as may be necessary to desirable, in the opinion of the Company's counsel, to comply with the rules or regulations of any governmental authority or any national securities exchange.

20.                Notices. All notices or other communications by an Employee or Participant to the Company or the Plan Administrator under or in connection with the Plan shall be deemed to have been duly given when received by the Company or the Plan Administrator in the form specified by the Company or the Plan Administrator. Any notice given by the Company or the Plan Administrator to an Employee or Participant directed to such individual at the address on file with the Company or the Plan Administrator shall be effective to bind the Employee or Participant and any other person who shall acquire rights hereunder.

21.                 Effective Date. The Plan shall be effective November 15, 2011, subject to the approval of the Plan by the Company's shareholders at the 2012 annual shareholders meeting. If the Plan is not so approved by the Company's shareholders, (a) the Plan shall not be effective, and (b) all amounts contributed by Participants shall be refunded ..

22.                 Equal Rights and Privileges. All Eligible Employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an "employee stock purchase plan" within the meaning of Code Section 423 or any successor provision of the Code and related regulations. Any provision of the Plan which is inconsistent with Code Section 423 or any successor provision of the Code shall without further act or amendment by the Company be reformed to comply with the requirements of Code Section 423. This Section shall take precedence over any conflicting provisions in the Plan.

23.                 Word Usage. Words used in the masculine shall apply to the feminine where applicable, and wherever the context of the Plan dictates, the plural shall be read as the singular and the singular as the plural. Unless the context otherwise requires, the words "include," "includes" and "including" when used in this Plan shall be deemed to be followed by the phrase "without limitation."

24.                 Headings. Headings at the beginning of paragraphs are for the convenience of reference, shall not be construed as a part of the Plan, and shall not influence its construction.

25.                 Employment Not Guaranteed; No Other Rights. Nothing contained in this Plan, or the granting or exercise of any right to purchase Stock, or the payment of any other benefit hereunder, shall give any Employee, Participant or any beneficiary of an Employee or Participant any right to continue employment with the Employer, or any legal or equitable right against the Employer, its directors, officers, employees or agents, the Plan Administrator, or any other persons, except as expressly provided by the Plan.

26.                 Tax Withholding. The Employer shall have the right to require payment by a Participant of any federal, state or local taxes which may be required to be withheld or paid in connection with a purchase hereunder or a disposition of shares of Stock purchased hereunder. The Employer shall, to the extent pennitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. The Plan Administrator shall have the right to require payment by the Participant of any federal, state or local taxes which may be required to be withheld or paid in connection with any transaction contemplated by this Plan.

27.                 Amendment and Termination. The Board may at any time and for any reason terminate, withdraw, suspend, modify, or amend the Plan; provided that the Board may not make any amendment which would require the approval of the Company's shareholders to comply with any applicable laws, including but not limited to Code Section 423, without approval of the shareholders of the Company. The Company shall not be obligated to any Employee, Participant or other person whatsoever to continue the Plan or the ability to purchase Stock hereunder. Except as provided in Section 17, upon termination of the Plan, payroll deductions taken but not yet expended on purchases of Stock under the Plan shall be paid to the Participants with respect to whom such deductions were taken as soon as practicable.

28.               Governing Law. The Plan and all determinations made hereunder and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Texas and construed in accordance therewith without giving effect to principles of conflicts of law.

29.               Severability. The provisions of this Plan shall be severable. If any provision is found to be unenforceable, the balance of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has executed this Plan to be effective as of the date set forth in Section 21.

ALLEGIANCE BANCSHARES, INC.

By:	/s/ Steven F. Retzloff

Name:	Steven F. Retzloff

Title:	President